GATEWAY INTERNATIONAL HOLDINGS. INC.
3840 E. Eagle Drive   Anaheim, CA 92807   Office (714) 630-6253   Fax (714) 630-3119

PROMISSORY NOTE

January 1, 2003

$100,000.00

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Joseph Gledhhill, his successors or assigns ("the Holder"), at such place as the Holder may, from time to time, designate in writing the principal sum of U. S. Dollars One Hundred Thousand and Cents 00/100, to be paid in lawful money of the United States of America as follows:

1 Interest shall accrue from January 1, 2003 at the rate

2 The principal sum of U. S. Dollars One Hundred Thousand and Cents 00/100 shall be paid on January 20, 2003 together with interest on the unpaid principal balance.

3 In addition to the above, at the option of the Holder, the indebtedness evidenced by this Note shall become due and payable without notice or demand upon the failure of the undersigned to pay any sum due hereunder when due.

4 The undersigned agrees to pay all costs of collection, including without limitation reasonable attorney's fees.

5 All payments hereon shall be in lawful money of the United States of America in immediately available funds. The note may be prepaid in full or part at any time without penalty.

6 The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion hereof shall not affect the validity or enforceability of any other provision hereof. This note will be governed by the laws of the State of California.

MAKER

GATEWAY INDUSTRIAL HOLDINGS, INC.
By Lawrence A. Consalvi, CEO.